Exhibit (4)(a)

Pacific Life Insurance Company • 700 Newport Center Drive • Newport Beach, CA 92660

READ YOUR POLICY CAREFULLY. This is a legal contract between you, the Owner, and us, Pacific Life Insurance Company, a stock insurance company. We agree to pay the benefits of this policy according to its provisions. The consideration for this policy is the application for it, a copy of which is attached, and payment of the premiums.

PREMIUMS ARE FLEXIBLE, SUBJECT TO MINIMUMS REQUIRED TO KEEP THE POLICY IN FORCE. VARIABLE ACCOUNT VALUES ARE NOT GUARANTEED, AND MAY INCREASE OR DECREASE DEPENDING UPON VARIABLE ACCOUNT INVESTMENT EXPERIENCE.

THE METHOD FOR DETERMINING THE DEATH BENEFIT IS DESCRIBED IN THE DEATH BENEFIT SECTION OF THIS POLICY. THE AMOUNT OF THE DEATH BENEFIT MAY BE FIXED OR VARIABLE ACCORDING TO THE DEATH BENEFIT OPTION SELECTED AND MAY INCREASE OR DECREASE. THE DURATION THIS POLICY REMAINS IN FORCE MAY VARY, DEPENDING ON THE PREMIUMS PAID AND THE INVESTMENT EXPERIENCE OF THE VARIABLE ACCOUNTS.

FREE LOOK RIGHT – You may return this policy within 10 days after you receive it. To do so, deliver or mail it to us or to our agent. This policy will then be deemed void from the beginning and we will refund the premiums paid.

Signed for Pacific Life Insurance Company,

Chairman and Chief Executive Officer	Secretary

FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE

•	Death Benefit Payable On The Death Of The Insured While The Policy Is In Force

•	Net Cash Surrender Value Payable Upon Surrender While The Policy Is In Force

•	Adjustable Face Amount

•	Benefits May Vary Based On Investment Experience

•	Non-Participating

POLICY NUMBER:	VP99999990	OWNER(S):	LELAND STANFORD
POLICY DATE:	MAY 1, 2004	INSURED:	LELAND STANFORD
RISK CLASS:	MALE SELECT NONSMOKER	AGE ON POLICY DATE:	35
		INITIAL FACE AMOUNT:	$50,000

NOTE: EVEN IF PLANNED PREMIUMS ARE PAID, IT IS POSSIBLE THAT THE POLICY MAY NOT CONTINUE IN FORCE (THAT IS, IT MAY LAPSE BEFORE THE DEATH OF THE INSURED) DUE TO CHANGES IN INTEREST CREDITED ON THE FIXED OPTIONS, INVESTMENT PERFORMANCE OF THE VARIABLE ACCOUNTS, EXPENSE CHARGES, AND COST OF INSURANCE RATES. ADDITIONALLY, LOANS, WITHDRAWALS, AND DEATH BENEFIT OPTION CHANGES MAY AFFECT POLICY VALUES AND HOW LONG THE POLICY STAYS IN FORCE, AND MAY CAUSE THE POLICY TO LAPSE UNLESS ADDITIONAL PREMIUMS ARE PAID.

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POLICY SPECIFICATIONS

BASIC POLICY:	FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE

PREMIUMS:	PLANNED [ANNUAL] PREMIUM	=	$846.70
	GUIDELINE SINGLE PREMIUM	=	9,995.38
	GUIDELINE LEVEL PREMIUM	=	846.70
	7-PAY PREMIUM	=	1,958.12

DEATH BENEFIT QUALIFICATION TEST:	GUIDELINE PREMIUM TEST
[or CASH VALUE ACCUMULATION TEST]
(THIS ELECTION IS IRREVOCABLE FOR THE LIFE OF THE CONTRACT)

DEATH BENEFIT OPTION:	A

PREMIUM LOAD RATE:	6.35%

ADMINISTRATIVE CHARGE:	$7.50 PER MONTH TO AGE 100; $0 THEREAFTER.

INITIAL SURRENDER CHARGE:	$243.40

FACE AMOUNT CHARGE: $15.00 PER MONTH FOR POLICY YEARS 1 THRU 10; $12.00 TO AGE 100, $0 THEREAFTER.

MINIMUM GUARANTEED INTEREST RATE FOR FIXED OPTIONS: 2.50% ANNUALLY (DAILY EQUIVALENT = 0.006765%).

DIVISOR FOR CALCULATING THE NET AMOUNT AT RISK: 1.002060

POLICY LOAN INTEREST RATE: 2.75% ANNUALLY

POLICY NUMBER:	VP99999990	OWNER(S):	LELAND STANFORD
POLICY DATE:	MAY 1, 2004	INSURED:	LELAND STANFORD
RISK CLASS:	MALE SELECT NONSMOKER	AGE ON POLICY DATE:	35
		INITIAL FACE AMOUNT:	$50,000

NOTE: EVEN IF PLANNED PREMIUMS ARE PAID, IT IS POSSIBLE THAT THE POLICY MAY NOT CONTINUE IN FORCE (THAT IS, IT MAY LAPSE BEFORE THE DEATH OF THE INSURED) DUE TO CHANGES IN INTEREST CREDITED ON THE FIXED OPTIONS, INVESTMENT PERFORMANCE OF THE VARIABLE ACCOUNTS, EXPENSE CHARGES, AND COST OF INSURANCE RATES. ADDITIONALLY, LOANS, WITHDRAWALS, AND DEATH BENEFIT OPTION CHANGES MAY AFFECT POLICY VALUES AND HOW LONG THE POLICY STAYS IN FORCE, AND MAY CAUSE THE POLICY TO LAPSE UNLESS ADDITIONAL PREMIUMS ARE PAID.

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SUMMARY OF COVERAGES EFFECTIVE ON THE POLICY DATE

P04SA:	BASIC COVERAGE

	FACE AMOUNT:	$50,000.00
	AGE AT ISSUE:	35
	RISK CLASS:	MALE SELECT NONSMOKER
	COVERED PERSON:	LELAND STANFORD

Page 3.1

TABLE OF INSURANCE CHARGES – BASIC POLICY

GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES PER $1000 OF COVERAGE APPLICABLE TO BASIC POLICY COVERING LELAND STANFORD. THE RATES BELOW INCLUDE A 5-YEAR GUARANTEE OF OUR CURRENT RATES AS OF THE ISSUE DATE.

	MONTHLY		MONTHLY			MONTHLY		MONTHLY
AGE	RATE	AGE	RATE	AGE		RATE	AGE	RATE
35	0.04974	60	1.34998	85		13.73773
36	0.05370	61	1.47355	86		15.02185
37	0.06100	62	1.61341	87		16.35661
38	0.06629	63	1.77217	88		17.73798
39	0.07092	64	1.94909	89		19.17199
40	0.25202	65	2.14342	90		20.67766
41	0.27458	66	2.35100	91		22.28714
42	0.29715	67	2.57276	92		24.06347
43	0.32307	68	2.80882	93		26.11993
44	0.34984	69	3.06532	94		28.81300
45	0.37996	70	3.35367	95		32.81758
46	0.41093	71	3.68199	96		39.64295
47	0.44442	72	4.06029	97		53.06605
48	0.47960	73	4.49620	98		83.33333
49	0.51898	74	4.98352	99		83.33333
50	0.56089	75	5.51331	100	+	0
51	0.61038	76	6.07653
52	0.66577	77	6.66569
53	0.72875	78	7.27588
54	0.80018	79	7.92387
55	0.87672	80	8.63521
56	0.96005	81	9.43078
57	1.04684	82	10.33895
58	1.13962	83	11.37350
59	1.23925	84	12.51385

Page 4.0

DEFINITIONS

In this section, we define certain terms used throughout this policy. Other terms may be defined in other parts of the policy. Defined terms are usually capitalized to provide emphasis.

Age – means the Insured’s Age to the nearest birthday as of the Policy Date, increased by the number of complete policy years elapsed.

Administrative Office – is the office that will administer your policy. We will notify you of any change in the address of our Administrative Office.

Beneficiary – is the person named by you to received the Death Benefit Proceeds. See the Owner and Beneficiary section for details.

Class – is used in determining Policy Charges and depends on a number of factors, including (but not limited to) the Death Benefit, Accumulated Value, Premiums, Policy Date, policy duration, and the Insured’s Age and Risk Class

Code – is the U.S. Internal Revenue Code, as amended, and the rules and regulations issued thereunder.

Coverage Segment – is a layer of insurance coverage with an associated Face Amount. The Face Amount shown in the Policy Specifications is that of the initial Coverage Segment. Any increase in the Face Amount, as shown in a Supplemental Schedule of Coverage, will result in a new Coverage Segment. Any decrease in Face Amount will reduce or eliminate Coverage Segments as described in the Face Amount Decrease subsection.

Evidence of Insurability – is information, including medical information, satisfactory to us that is used to determine insurability and the Insured’s Risk Class.

Face Amount – is the sum of Face Amounts of each Coverage Segment and is used in determining the death benefit under this policy. The Face Amount as of the Policy Date is shown in the Policy Specifications. The Face Amount may be changed, as provided for in the Death Benefit section.

Fixed Options – consist of the Fixed Account and the Fixed LT Account, which are part of our general account.

Free Look Transfer Date – is 15 days after the policy is issued, or if later, the date all requirements necessary to place the policy In Force are delivered to our Administrative Office.

Insured – is the person insured under this policy, as shown in the Policy Specifications.

Investment Options – consist of the Variable Accounts and the Fixed Options.

Monthly Payment Date – is the day each month on which certain policy charges are deducted from the Accumulated Value. This first Monthly Payment Date is the Policy Date. Later Monthly Payment Dates are the same day each month thereafter.

Net Amount at Risk – is equal to the Death Benefit as of the most recent Monthly Payment Date divided by the Divisor for Calculating the Net Amount at Risk shown in the Policy Specifications, then reduced by the Accumulated Value at the beginning of the policy month before the Monthly Deduction is made. The Accumulated Value section describes how the Net Amount at Risk is used to calculate the Cost of Insurance Charge.

Net Premium – is the premium we receive reduced by any Premium Load.

Owner – is the person or persons who own the policy. See the Owner and Beneficiary section for details.

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PL, we, our, ours, us and the Company – refer to Pacific Life Insurance Company.

Policy Date – is shown on page 3. Policy months, years and anniversaries are measured from this date.

Policy Debt – is the sum of outstanding policy loans plus accrued Loan Interest.

Policy Specifications – is information specific to your policy and is shown in the Policy Specifications section of this policy.

Risk Class – is used in determining the Insured’s Cost of Insurance Rates and depends on the Insured’s gender, health, and tobacco use. It is shown in the Policy Specifications.

Separate Account –is the Pacific Select Exec Separate Account, which is a Separate Account of ours that consists of subaccounts, also called Variable Accounts. Each Variable Account may invest its assets in a separate class of shares of a designated investment company or companies.

Valuation Date – is each day required by applicable law and currently includes each day the New York Stock Exchange is open for trading and our Administrative Office is open. If any transaction or event is scheduled to occur on a day that is not a Valuation Date, such transaction or event will be deemed to occur on the next following Valuation Date unless otherwise specified.

Valuation Period – is the period of time between successive Valuation Dates.

Variable Account – is a Separate Account of ours or a subaccount of a Separate Account of ours in which assets are segregated from assets in our general account or our other Separate Accounts. Premiums and Accumulated Value under this policy may be allocated to a Variable Account for variable accumulation.

Written Request – is a request in writing, signed by you, and received by us at our Administrative Office, containing such information that we need to act on the request.

You, your– refers to the Owner of this policy.

DEATH BENEFIT

When the Policy is In Force – This policy is effective (“In Force”) when the first premium is paid, the policy has been delivered to you, and all outstanding delivery requirements have been satisfied. The policy remains In Force until surrender (as described in the section below on Surrender and Withdrawal of Values), or lapse (as described in the section below on Grace Period and Lapse), or the death of the Insured. Coverage under this policy is subject to any changes made to the policy at your request, and may include increases or decreases in Face Amount (as described in later sections of this policy).

Death Benefit – This policy provides a death benefit on the death of the Insured while this policy is In Force. This section describes how the death benefit is calculated. On the date of death, the death benefit is the larger of:

•	The death benefit as calculated under the Death Benefit Option in effect; or

•	The Minimum Death Benefit calculated under the Death Benefit Qualification Test elected.

Death Benefit Options – You have elected the Death Benefit Option in the application. The Death Benefit Option for this policy appears in the Policy Specifications. The Death Benefit Options are explained below.

•	Option A – The death benefit equals the Face Amount.

•	Option B – The death benefit equals the Face Amount plus the Accumulated Value at death.

•	Option C – The death benefit equals the Face Amount plus the sum of the premiums paid minus the sum of any withdrawals taken and any other distribution of the Accumulated Value to the date of

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death.	If the sum of the withdrawals is greater than the sum of the premiums paid, then the death benefit may be less than the Face Amount.

Change of Death Benefit Option – The Death Benefit Option may be changed to Option A or B upon Written Request at a maximum of once per policy year. Changes to Option C are not permitted. After any such change, the Face Amount will be that amount which results in the death benefit after the change being equal to the death benefit before the change. The change will be effective on the Monthly Payment Date on or next following the day we receive your Written Request at our Administrative Office. We reserve the right to disallow any Death Benefit Option Change from Option A to B that would result in the Face Amount remaining after the change to be less than $50,000.

Unless you specify otherwise by Written Request, any request for a Death Benefit Option change will not take effect if the requested change would cause the policy to be classified as a Modified Endowment Contract under the Code.

Death Benefit Qualification Test – In order for your policy to be classified as life insurance under the Code, it must satisfy one of two Death Benefit Qualification Tests. Unless you have elected otherwise, the Death Benefit Qualification Test for this policy is the Guideline Premium Test. The Death Benefit Qualification Test for this policy appears in the Policy Specifications. The two Death Benefit Qualification Tests are explained in this subsection.

1.	Cash Value Accumulation Test – The Minimum Death Benefit will be the amount required for this policy to be deemed “life insurance” according to the Code, but not less than 101% of the Accumulated Value.

2.	Guideline Premium Test – The Minimum Death Benefit at any time is the Accumulated Value multiplied by the death benefit percentage for the Age of the Insured as shown in the following table.

	Death Benefit		Death Benefit		Death Benefit		Death Benefit
Age	Percentage	Age	Percentage	Age	Percentage	Age	Percentage
0-40	250%	50	185%	60	130%	70	115%
41	243	51	178	61	128	71	113
42	236	52	171	62	126	72	111
43	229	53	164	63	124	73	109
44	222	54	157	64	122	74	107
45	215	55	150	65	120	75-90	105
46	209	56	146	66	119	91	104
47	203	57	142	67	118	92	103
48	197	58	138	68	117	93	102
49	191	59	134	69	116	Over 93	101

Death Benefit Proceeds – The Death Benefit Proceeds are the actual amount payable if the Insured dies while this policy is In Force. The Death Benefit Proceeds are equal to the death benefit, as of the date of the Insured’s death, less any Policy Debt and less any due and unpaid monthly deductions occurring during a grace period.

We will pay the Death Benefit Proceeds to the beneficiary within one month after we receive, at our Administrative Office, due proof of the Insured’s death and proof of interest of the claimant. The Death Benefit Proceeds paid are subject to the conditions and adjustments defined in other policy provisions, such as General Provisions, Withdrawals, Policy Loans, and Timing of Payments and Transfers. We will pay interest on Death Benefit Proceeds as required by applicable law. Death Benefit Proceeds are paid as a lump sum unless you choose another payment method, as described in the Income Benefits section.

Face Amount Change – Subject to our approval, the Owner may change the Face Amount if such request is made:

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•	during the lifetime of the Insured;

•	no more often than once in any policy year; and

•	on your Written Request while this policy is In Force.

Face Amount Increase – You may submit an application to increase the Face Amount by an amount not less than $25,000. The Insured must be Age 90 or less and the application must include evidence of insurability satisfactory to us. The effective date of the increased Face Amount will be the first Monthly Payment Date on or following the date all required conditions are met. We reserve the right to limit increases to one per policy year and to charge a fee to evaluate insurability, not to exceed $100, which will be deducted proportionately from the Accumulated Value in the Investment Options.

Upon approval of any unscheduled increase, we will send you a Supplemental Schedule of Coverage, which will include the following information:

•	the increased Face Amount and the effective date of the increase;

•	the Risk Class for the increase;

•	the Guaranteed Maximum Monthly Cost of Insurance Rates applicable to the increase;

•	the Face Amount Charges for the increase;

•	the Maximum Surrender Charge and the Surrender Charge Factor for the increase; and

•	if the Guideline Premium Test is used, the new Guideline Premiums.

Face Amount Decrease – Subject to other requirements described in this section, you may, by Written Request, decrease the Face Amount if there are one or more Coverage Segments eligible for decrease. A Coverage Segment is eligible for decrease only if it has attained the fifth anniversary of its effective date. The effective date of the decreased Face Amount will be the first Monthly Payment Date on or following the date we receive the Written Request and have approved it. We recommend you consult your tax advisor before requesting a decrease in policy Face Amount. Upon approval of any unscheduled decrease, we will send you a Supplemental Schedule of Coverage, which will include the decreased Face Amount and the effective date of the decrease. If there have been prior increases in Face Amount, they will be decreased or eliminated in the following order:

•	first, the most recent increase;

•	next, other increases in Face Amount, in the reverse order in which they arose; and

•	finally, the original Face Amount.

The request for a decrease in the Face Amount will be subject to the Guideline Premium Limit (if applicable to your policy) as defined in the Code. This may result in a refund of premiums and/or the distribution of Accumulated Value in order to maintain compliance with such limit. Such request will not be allowed if the resulting Guideline Premium limit could cause an amount in excess of the Net Cash Surrender Value to be distributed from the policy.

No request for a Face Amount decrease will be approved if the decrease would cause the policy to be classified as a Modified Endowment Contract under the Code, unless you authorize such a change in classification by Written Request.

Change in Benefits – If you have elected the Guideline Premium Test, any change in policy or rider benefits will require an adjustment to the Guideline Premium Limit. See the Tax Qualification as Life Insurance subsection of the General Provisions section for details.

PREMIUMS

Premiums – This policy will not be In Force until the initial premium is paid. The initial premium is payable either at our Administrative Office or to our agent. Additional premiums, if any, are payable in advance at our Administrative Office. At your request, a premium receipt signed by one of our officers will be given to you. We accept premium payments of $50 or more. We reserve the right to accept premium payments less than $50. Premiums may be paid at any time before the Insured attains Age 100, subject

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to the premium limits below, except that you may always make a premium payment which is required to keep this policy In Force.

Planned Premium – is the amount of premium you plan to pay and is shown in the Policy Specifications. We will send you premium reminder notices for the Planned Premium. You may change the Planned Premium by Written Request, in which case we will send you premium reminder notices for the new Planned Premium. Payment of the Planned Premium does not guarantee that the policy will continue In Force.

Premium Allocation Before the Free Look Transfer Date – Any Net Premium received before the Free Look Transfer Date will be allocated to the Money Market Variable Account on the issue date or, if later, the date the premium is received and accepted by us at our Administrative Office. On the Free Look Transfer Date, the Accumulated Value in the Money Market Variable Account will be allocated to the Investment Options according to the premium allocation specified in the application or your most recent instructions received by us, if any.

Premium Allocation On or After the Free Look Transfer Date – Any Net Premium received by us on or after the Free Look Transfer Date will be allocated to the Investment Options according to the premium allocation specified in the application or your most recent instructions received by us, if any.

Premium Limitation – We will not accept premiums after the Insured’s Age 100, although you may make a loan repayment at any time. We reserve the right to require Evidence of Insurability, satisfactory to us, for any unscheduled premium payment that would result in an immediate increase in the difference between the death benefit and the Accumulated Value.

Guideline Premium Limit – This subsection applies only if you have elected the Guideline Premium Test as the Death Benefit Qualification Test. In order for this policy to be treated as life insurance under section 7702 of the Code, the sum of the premiums paid less a portion of any withdrawals, as defined in the Code, may not exceed the greater of:

•	The Guideline Single Premium; or

•	The sum of the Guideline Level Premiums to the date of payment.

The Guideline Premiums are shown in the Policy Specifications. The Guideline Premiums may change whenever there is a change in the Face Amount of insurance or in other policy benefits. Any such Guideline Premium change will be shown in a supplemental schedule that we will send to you at the time of the change. The Guideline Premiums are used solely to determine the premium limits, beyond which this policy would fail to be classified as life insurance under the Code. Payment of the Guideline Premiums does not guarantee that the policy will never lapse and additional premiums may be necessary to prevent the policy from lapsing in the future.

The Guideline Premiums are determined by the rules, which apply to this policy as set forth in the Code. The Guideline Premiums will be revised to conform to any changes in the Code. In the event that a premium payment would exceed such revised limits, we reserve the right to refund the excess payment to you, provided that we may not refuse any premium payment necessary to keep this policy In Force. Further, we reserve the right to make distributions from the policy to the extent we deem it necessary to continue to qualify this policy as life insurance under the Code.

Modified Endowment Contract Premium Limit – In order that this policy not be classified as a Modified Endowment Contract under Section 7702A of the Code, the sum of premiums paid less a portion of any Withdrawals may not exceed the 7-Pay limit as defined in the Code. The 7-Pay limit is the cumulative sum of the 7-Pay Premiums to the date of payment. In the event that a premium payment would cause the 7-Pay limit to be exceeded, we reserve the right to refund the excess payment to you, unless you have provided a Written Request that we may accept any such payments and apply them to the policy.

The 7-Pay premium may change whenever there is a change in the Face Amount of insurance or in other policy benefits. The 7-pay premiums are determined according to the rules applicable to this policy set

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forth in the Code. The 7-Pay premium will be revised to conform to any changes in the Code. In the event that a premium payment would cause such revised limits to be exceeded, we reserve the right to refund the excess payment to you. Further, we reserve the right to increase the Death Benefit or make distributions from the policy to the extent we deem it necessary to continue to classify this policy as a non-Modified Endowment Contract under the Code.

ACCUMULATED VALUE

Accumulated Value –on each Valuation Date is the sum of the Fixed Accumulated Value plus the Variable Accumulated Value plus the Loan Account.

Fixed Accumulated Value – The Fixed Accumulated Value is the sum of the Accumulated Value in each Fixed Option. The Fixed Options consist of the Fixed Account and the Fixed LT Account.

This subsection describes how we calculate the Accumulated Value in each Fixed Option. We credit interest on a daily basis using a 365-day year and at an annual effective rate not less than the Minimum Guaranteed Interest Rate for Fixed Options shown in the Policy Specifications. The daily equivalent is also shown in the Policy Specifications. At our discretion, we may credit additional interest. Any such additional interest may be calculated separately for each Fixed Option and may reflect expenses, taxes, profit, or sources of earnings other than investment earnings. The interest rate we use for calculating such excess interest in effect at the beginning of the policy year will be effective for the duration of that year. The Accumulated Value for each Fixed Option on any Valuation Date is the following, including interest on each:

•	the Accumulated Value for the Fixed Option on the prior Monthly Payment Date;

•	plus the amount of any Net Premium received and allocated to the Fixed Option since the last Monthly Payment Date;

•	plus the amount of any transfer to the Fixed Option, including transfers from the Loan Account, since the last Monthly Payment Date;

•	minus the monthly deduction and other deductions due, if any, and assessed against the Fixed Option; and

•	minus the amount of any withdrawals, or transfers from the Fixed Option, including transfers to the Loan Account, since the last Monthly Payment Date.

Variable Accumulated Value – The Variable Accumulated Value is the sum of the Accumulated Value in each Variable Account.

This subsection describes how we calculate the Accumulated Value in each Variable Account. Assets in each Variable Account are divided into Accumulation Units, which are measures of value used for bookkeeping purposes. We credit your policy with Accumulation Units in each Variable Account as a result of:

•	the amount of any Net Premium received and allocated to the Variable Account; and

•	transfers of Accumulated Value to the Variable Account, including transfers from the Loan Account.

We debit Accumulation Units in each Variable Account as a result of:

•	transfers from the Variable Account, including transfers to the Loan Account;

•	surrender and withdrawals from the Variable Account; and

•	the monthly deduction and other deductions due, if any, and assessed against the Variable Account.

To determine the number of Accumulation Units debited or credited for a transaction, we divide the dollar amount of the transaction by the Unit Value of the affected Variable Account.

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To determine your Accumulated Value in each Variable Account, we multiply the number of Accumulation Units in the Variable Account by the Unit Value of the Variable Account. The number of Accumulation Units in each Variable Account will not change because of subsequent changes in Unit Value.

The Unit Value of each Variable Account initially was $10. The Unit Value of each Variable Account is determined on each Valuation Date. To calculate the Unit Value of a Variable Account on any Valuation Date, we adjust the Unit Value from the previous Valuation Date for:

•	any dividends or distributions paid to the Variable Account;

•	the investment performance of the Variable Account, which is based on the investment performance of the corresponding portfolio and includes expenses related to the portfolio’s management;

•	charges, if any, that may be assessed by us for income taxes attributable to the operation of the Variable Account.

Loan Account – The Loan Account is the amount set aside to secure Policy Debt. We will credit interest to the Loan Account on a daily basis using a 365-day year, at a rate equivalent to the annual rate shown in the Policy Specifications as the Minimum Guaranteed Interest Rate for Fixed Options. At our discretion, we may credit a higher rate of interest on the Loan Account. The amount in the Loan Account on any Valuation Date is the following, including interest on each:

•	the amount in the Loan Account as of the end of the prior Monthly Payment Date;

•	plus any loan taken since the prior Monthly Payment Date; and

•	minus any loan amount repaid since the prior Monthly Payment Date.

On each policy anniversary, if the amount in the Loan Account exceeds Policy Debt, the excess will be transferred from the Loan Account to the Investment Options according to your most recent premium allocation instructions, and if Policy Debt exceeds the amount in the Loan Account, the excess will be transferred from the Investment Options on a proportionate basis to the Loan Account.

POLICY CHARGES

Monthly Deduction – A Monthly Deduction for a policy month is due on each Monthly Payment Date prior to the Insured’s Age 100 and is equal to the sum of the following:

•	the Cost of Insurance Charge.

•	the Face Amount Charge;

•	the Administrative Charge;

•	the Mortality and Expense Risk Charge; and

•	Rider or benefit charges, if any.

Each such charge is described below or in the rider or benefit forms and is the guaranteed maximum that we may charge. We may charge less than such guaranteed maximum charges. Any lesser charge will apply uniformly to all members of the same Class. Unless you have made a Written Request to the contrary, the Monthly Deduction will be charged proportionately to the Accumulated Value in each Investment Option. Beginning at Age 100, there is no Monthly Deduction.

Cost of Insurance Charge – The Cost of Insurance Charge is equal to the sum of the Cost of Insurance Charges for each Coverage Segment. For each Coverage Segment, the Guaranteed Maximum Cost of Insurance Charge is equal to (1) multiplied by (2), with the result divided by $1,000, where:

(1) is the Guaranteed Maximum Monthly Cost of Insurance Rate for the Coverage Segment; and

(2) is the Net Amount at Risk for the Coverage Segment.

Cost of Insurance Rates – The Guaranteed Maximum Monthly Cost of Insurance Rates for the initial Coverage Segment are shown in the Policy Specifications. The Guaranteed Maximum Monthly Cost of Insurance Rates for any subsequent Coverage Segment will be shown in a Supplemental Schedule of Coverage sent to you at the time of the increase.

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Net Amount at Risk – The Net Amount at Risk is defined in the Definitions section. If there are multiple Coverage Segments, then the Net Amount at Risk will be allocated proportionately to each Coverage Segment according to Face Amount.

Face Amount Charge – The Initial Face Amount Charge is shown in the Policy Specifications, and is based on the Face Amount on the Policy Date. If there have been increases in the Face Amount, each increase will have a corresponding Face Amount Charge for the amount of the increase. These charges will be specified in the Supplemental Schedule of Coverage sent to you at the time of the increase. The Face Amount Charge for any Coverage Segment will not decrease even if you decrease the Face Amount of that Coverage Segment.

Administrative Charge – The Administrative Charge is shown in the Policy Specifications.

Mortality and Expense Risk Charge – The Mortality and Expense Risk Charge is to compensate us for the risk we assume that mortality, expenses and other costs of providing your policy will be greater than estimated. The Mortality and Expense Risk Charge will not exceed 0.0083% (0.1% annually) multiplied by the unloaned Accumulated Value as of the Monthly Payment Date.

Premium Load – The Premium Load will equal the premium paid multiplied by the Premium Load Rate shown in the Policy Specifications. We reserve the right to increase the Premium Load Rate if there is an increase in our costs associated with any state or local premium taxes, or if we incur an increase in costs due to any type of federal tax. We will notify you in advance if we increase the Premium Load Rate.

Any Other Taxes That May Be Imposed – In addition to the charges described in this policy, we reserve the right to make charges for any federal, state or local taxes we may incur that are related to the Variable Accounts or to our operations with respect to this policy.

Grace Period and Lapse – If on a Monthly Payment Date the Accumulated Value less Policy Debt is insufficient to cover the current Monthly Deduction, a 61 day grace period will then begin during which your policy will continue In Force. During the grace period, you may without penalty pay sufficient premium to cure the insufficiency and continue your policy In Force beyond the grace period. At the start of the grace period and at thirty-one days prior to lapse, we will send you and any assignee of record at the last known address a notice of the due date and amount of premium required for your policy to remain In Force. Such amount is equal to three times the monthly deduction due when the insufficiency occurred, plus Premium Load. If sufficient premium is not paid by the end of the grace period, the policy will lapse. If the Insured dies during the grace period, the Death Benefit Proceeds will be reduced by any overdue charges. Upon lapse, the policy will terminate with no value, and your only policy right will be reinstatement as provided below.

Reinstatement – If it has not been surrendered, this policy may be reinstated not more than five years after the end of the grace period. To reinstate this policy you must provide us with the following:

•	a written application;

•	evidence of insurability satisfactory to us;

•	sufficient premium to cover all monthly deductions due and unpaid during the grace period; plus

•	sufficient premium to keep the policy In Force for three months after the date of reinstatement.

The effective date of the reinstated policy will be the first Monthly Payment Date on or following the date we approve your reinstatement application. If the policy is reinstated on the first Monthly Payment Date following lapse, any Policy Debt on the date of lapse will also be reinstated. If the policy is reinstated after the first Monthly Payment Date following lapse, any Policy Debt outstanding on the date of lapse will be not be reinstated, unless you instruct us by Written Request to reinstate the Policy Debt.

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TRANSFERS

Transfers – After your initial Net Premium has been allocated according to your instructions and while your policy is In Force, you may, upon Written Request, transfer your Accumulated Value, or a part of it, among the Investment Options as provided in this section. No transfer may be made if the policy is in a grace period and the required premium has not been paid.

We reserve the right to:

•	require that each transfer be at least $500;

•	limit the frequency of transfers to not less than once per quarter;

•	assess a charge of $25 for each transfer exceeding 12 per policy year;

•	require that the balance remaining in an Investment Option after a transfer be at least $500; and

•	waive or reduce the restrictions on the transfer provisions described in this section.

Transfers To The Fixed Options – You may transfer to the Fixed Options only during the policy month preceding each policy anniversary, subject to the limitations described in the Allocations To The Fixed Options subsection below. Such transfer may be for any amount up to 100% of the Variable Accumulated Value.

Transfers From The Fixed Account - You may transfer from the Fixed Account an amount up to the greater of $5,000 or 25% of the Accumulated Value in the Fixed Account, but only one such transfer may be made in any twelve-month period

Transfers From The Fixed LT Account - You may transfer from the Fixed LT Account an amount up to the greater of $5,000 or 10% of the Accumulated Value in the Fixed LT Account, but only one such transfer may be made in any twelve-month period.

Allocations To The Fixed Options – We reserve the right to limit aggregate allocations to the Fixed Options during the most recent 12 months for all policies in which you have an ownership interest or to which payments are made by a single payor, as follows:

•	$1,000,000 for Net Premiums; and

•	$100,000 for loan repayments and transfers.

Any excess over such limits will be allocated to your other Investment Options according to your most recent instructions. Policies that are Modified Endowment Contracts may not make any allocations to the Fixed LT Account. Allocations include Net Premium payments, transfers and loan repayments.

SURRENDER AND WITHDRAWAL OF VALUES

Surrender – Upon Written Request while the Policy is In Force, you may surrender this policy for its Net Cash Surrender Value. The policy will terminate on the date the Written Request is received at our Administrative Office.

Cash Surrender Value – The Cash Surrender Value is the Accumulated Value less any Surrender Charge.

Net Cash Surrender Value – The Net Cash Surrender Value is the Cash Surrender Value less any Policy Debt.

Surrender Charge – If you surrender your policy, a Surrender Charge will be deducted from the Accumulated Value. The Surrender Charge is needed to help pay for costs such as underwriting, policy issue and sales and distribution costs. The Surrender Charge for the policy is equal to the sum of the Surrender Charge for each Coverage Segment. The Surrender Charge for each Coverage Segment depends on the Initial Surrender Charge for such Coverage Segment. The Initial Surrender Charge for the Initial Coverage Segment is shown in the Policy Specifications and the Initial Surrender Charge for any later Coverage Segment is shown in a Supplemental Schedule of Coverage for such later Coverage

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Segment. The Surrender Charge for each Coverage Segment will, for the first 60 Policy Months following the effective date of the Coverage Segment, be equal to the Initial Surrender Charge for such Coverage Segment and then will decrease each Policy Month by 1.666666% of such Initial Surrender Charge until it becomes zero at the 120th Policy Month following the effective date of the Coverage Segment. If there have been decreases in the Face Amount, including decreases in Face Amount due to Withdrawals, the Surrender Charge will not change as a result of the decrease.

The Surrender Charge as described above is the Guaranteed Maximum Surrender Charge. We may charge less than these guaranteed maximum charges. Any lesser charge will apply uniformly to all members of the same Class.

Withdrawals – Upon Written Request on or after the first policy anniversary while the Policy is In Force, you may withdraw a portion of the Net Cash Surrender Value of this policy. We will deduct a withdrawal fee of $25 from the Accumulated Value for each withdrawal. There is no Surrender Charge imposed for a Withdrawal, even if the Face Amount is reduced as a result of the Withdrawal.

Withdrawals will be subject to the following conditions:

•	the amount of each withdrawal must be at least $200;

•	the Net Cash Surrender Value remaining after each withdrawal must be at least $500;

•	if there is any Policy Debt at the time of each withdrawal, the amount of the withdrawal is limited to the excess, if any, of the Cash Surrender Value immediately prior to the withdrawal over the result of the Policy Debt divided by 90%; and

•	unless you request otherwise, no withdrawal will be processed if the withdrawal would cause the policy to become a Modified Endowment Contract. We reserve the right to disallow any withdrawal that would result in the Face Amount remaining after the withdrawal to be less than $50,000.

The amount of each withdrawal, and its associated withdrawal fee, will be allocated proportionately to the Accumulated Value in the Investment Options unless you request otherwise. If the Insured dies after the request for a withdrawal is sent to us and prior to the withdrawal being effected, the amount of the withdrawal will be deducted from the Death Benefit Proceeds, which will be determined without taking the withdrawal into account.

Because a withdrawal will reduce the Accumulated Value, and because the Death Benefit may depend on the Accumulated Value (see the Death Benefit section for details), a withdrawal may reduce the Death Benefit. A withdrawal may also reduce the Face Amount, but only for policies having Death Benefit Option A. In such case, a withdrawal in excess of the Death Benefit less the Face Amount will reduce the Face Amount by the amount of the excess. However, for the first such withdrawal in each of the first 15 policy years, the Face Amount will be reduced only to the extent that the withdrawal exceeds 10% of the premiums paid.

TIMING OF PAYMENTS AND TRANSFERS

Variable Accounts – With respect to allocations made to the Variable Accounts, we will calculate values for surrenders, withdrawals, loans and, unless transfers are restricted, transfers as of the end of the Valuation Date on or next following the day on which we receive your instructions. For any portion of death benefit depending on the Variable Accumulated Value, we will calculate such value as of the end of the Valuation Date on or next following the day on which the Insured’s death occurs. We will pay such amounts and will process such transfers within seven days after we receive all the information needed for the transaction. However, we may postpone the calculation, payment or transfer of any amounts that are based on the investment performance of the Variable Accounts, if:

•	the New York Stock Exchange is closed on other than customary weekend and holiday closings;

•	trading on the New York Stock Exchange is restricted as determined by the Securities and Exchange Commission (SEC);

•	an emergency exists, as determined by the SEC, as a result of which it is not reasonably practicable to determine the value of the Account assets or to dispose of Account securities; or

•	the SEC by order permits postponement for the protection of policy owners.

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Fixed Options – With respect to allocations made to the Fixed Options, we may defer surrenders, withdrawals, loans (except for loans to pay a premium on any policy issued by us), and transfers from the Fixed Options, for up to six months after we receive your request. If we defer any such payment for more than 30 days after we receive your request, we will pay interest at the rate required by the state in which this policy is delivered, but not less than the Minimum Guaranteed Interest Rate for Fixed Options shown in the Policy Specifications.

INCOME BENEFITS

Income Benefits – Surrender or withdrawal benefits may be used to buy a lifetime monthly income for the Insured as long as the monthly income is at least $100. Death benefits may be used to buy a monthly income for the lifetime of the beneficiary. The monthly income will automatically be guaranteed to continue for at least ten years, unless another form of payment is requested. Under the automatic form of payment, if the income recipient dies before the end of the ten-year period, payments will continue to the end of the ten-year period to a person designated by the income recipient in writing. The purchase rates for the monthly income will be set periodically by the Company. However, under the automatic income benefit, the monthly income bought by each $1,000 of benefit will never be less than that shown below.

	Monthly		Monthly		Monthly		Monthly			Monthly
Age	Income	Age	Income	Age	Income	Age	Income	Age		Income
0-30	2.79	40	3.08	50	3.53	60	4.26	70		5.51
32	2.84	42	3.15	52	3.65	62	4.46	72		5.85
34	2.89	44	3.23	54	3.78	64	4.68	74		6.22
36	2.95	46	3.32	56	3.92	66	4.93	75	+	6.41
38	3.01	48	3.42	58	4.08	68	5.21

Monthly income amount for ages not shown are halfway between the two amounts for the nearest two ages that are shown. Amounts shown are based on the Annuity 2000 table with interest at 2.50%. This benefit is not available if the income would be less than $100 a month. We may require evidence of survival for incomes that last more than ten years.

Other Income Options – Surrender, withdrawal or death benefits may be used under any other payment plans that we make available at that time. There is an Interest Settlement Option available under which we will credit interest monthly. Amounts left on deposit under this plan, and credited interest, will be accumulated until you request a withdrawal.

POLICY LOANS

Policy Loans – You may obtain loans by Written Request after the Free Look Period, on the sole security of the Loan Account of this policy. We recommend you consult your tax advisor before requesting a policy loan.

Loan Amount Available – The minimum loan amount is $200. The loan amount available is equal to 90% of Accumulated Value, less any Policy Debt and also less any Surrender Charge that would be imposed if the policy were surrendered on the date the loan is taken or, if greater, the result of (a x b/c)-d, where:

a = the Accumulated Value less 12 times the most recent monthly deduction less any Surrender Charge on the date of the loan;

b = 1 + rate of interest credited on the Loan Account on the date of the loan;

c = 1 + the loan interest rate described below; and

d = any existing Policy Debt.

Loan Interest – Interest will accrue daily and is payable in arrears at the annual rate shown in the Policy Specifications. Interest not paid when due will be added to the loan principal and bear interest at the same rate.

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Loan Account – When a loan is taken, an amount equal to the loan is transferred out of the Accumulated Value in the Investment Options into the Loan Account to secure the loan. Such transfers will be done on a pro rata basis from your Accumulated Value in the Investment Options, unless you request a specific allocation. We will credit interest to the Loan Account as described in the Accumulated Value section.

On each policy anniversary, if the amount in the Loan Account exceeds Policy Debt, the excess will be transferred from the Loan Account to the Investment Options according to your most recent allocation instructions for allocation of premium. If Policy Debt exceeds the amount in the Loan Account, the excess will be transferred from the Investment Options on a proportionate basis to the Loan Account.

Loan Repayment – Loans may be repaid at any time prior to lapse of this policy. An amount equal to the portion of any loan repaid, but not more than the amount in the Loan Account, will be transferred from the Loan Account to the Investment Options according to your most recent instructions for allocation of premium. We reserve the right to first transfer repayments from the Loan Account to each Fixed Option up to the amount that was originally borrowed. Any excess over such amount will be transferred to the Variable Accounts according to your most recent instructions for allocation of premium. Any payment we receive from you while you have a loan will be first considered a loan repayment, unless you tell us in writing it is a premium payment.

SEPARATE ACCOUNT PROVISIONS

Separate Account – We established the Separate Account and maintain it under the laws and regulations of California. The assets of the Separate Account shall be valued at least as often as any policy benefits vary, but at least monthly. The Separate Account is divided into subaccounts, called Variable Accounts. Income and realized and unrealized gains and losses from the assets of each Variable Account are credited or charged against it without regard to our other income, gains or losses. Assets may be put in our Separate Account to support this policy and other variable life policies. Assets may be put in our Separate Account for other purposes, but not to support contracts or policies other than variable life contracts or policies.

The assets of our Separate Account are our property. The portion of its assets equal to the reserves and other policy liabilities with respect to our Separate Account will not be chargeable with liabilities arising out of any other business we conduct. We may transfer assets of a Variable Account in excess of the reserves and other liabilities with respect to that Variable Account to another Variable Account or to our general account. All obligations arising under the policy are general corporate obligations of ours. We do not hold ourselves out to be trustees of the Separate Account assets.

Variable Accounts – Each Variable Account may invest its assets in a separate class of shares of a designated investment company or companies. The Variable Accounts of our Separate Account that were available for your initial allocations are shown in the Policy Specifications. From time to time, we may make other Variable Accounts available to you. We will provide you with written notice of all material details including investment objectives and all charges.

We reserve the right, subject to compliance with the law then in effect, to:

•	change or add designated investment companies;

•	add, remove or combine Variable Accounts;

•	add, delete or make substitutions for the securities that are held or purchased by the Separate Account or any Variable Account;

•	register or deregister any Variable Account under the Investment Company Act of 1940;

•	change the classification of any Variable Account;

•	operate any Variable Account as a managed investment company or as a unit investment trust;

•	combine the assets of any Variable Account with other Separate Accounts or subaccounts of ours or our affiliates;

•	transfer the assets of any Variable Account to other Separate Accounts or subaccounts of ours or our affiliates;

•	run any Variable Account under the direction of a committee, board, or other group;

P04SA	Page 16	P

•	restrict or eliminate any voting rights of Owners with respect to any Variable Account, or other persons who have voting rights as to any Variable Account;

•	change the allocations permitted under the policy;

•	terminate and liquidate any Variable Account; and

•	make any other change needed to comply with law.

If any of these changes result in a material change in the underlying investment of a Variable Account of our Separate Account, we will notify you of such change.

Unless required by law or regulation, an investment policy may not be changed without our consent. We will not change the investment policy of the Separate Account without the approval of the Insurance Commissioner in the state of California, and the approval process is on file with the Commissioner.

SUBSTITUTION OF INSURED

Benefit – Subject to our approval, you may request a substitution of the Insured under this policy for a new Insured after the first policy year. We will require the following before we substitute the Insured:

•	The new Insured must submit evidence of insurability satisfactory to us.

•	You must submit a written application for the substitution.

We may adjust the Face Amount, Accumulated Value, Surrender Charge, and any policy fees and charges to reflect the new Insured. If necessary, the Face Amount will be adjusted so that the death benefit remains the same as before the substitution. The Surrender Charge, policy fees and charges after the substitution will be based on the age and Class of the new Insured. A revised schedule of benefits will be sent to you outlining the benefits for the new Insured. Riders on the new Insured will be added only with our consent and subject to our requirements for those riders. If approved, the substitution will be effective on the next Monthly Payment Date on or following our approval.

With respect to the substituted Insured, the incontestability and suicide exclusion periods will begin on the substitution date, or any later reinstatement date. If the substituted Insured commits suicide, while sane or insane, within 2 years of the effective date of the substitution, no Death Benefit Proceeds will be paid. Instead, we will return the Net Cash Surrender Value as of the substitution date, plus any premiums paid and less any loans and Withdrawals taken all since the substitution date.

OWNER AND BENEFICIARY

Owner – The Owner of this policy is as shown in the Policy Specifications or in a later Written Request. If you change the Owner, the change is effective on the date the Written Request is signed, subject to our receipt of it. If there are two or more Owners, they will own this contract as joint tenants with right of survivorship.

Assignment – You may assign this policy by Written Request. An assignment will take place only when recorded at our Administrative Office. When received, the assignment will take effect as of the date the Written Request was signed. Any rights created by the assignment will be subject to any payments made or actions taken by us before the change is recorded. We will not be responsible for the validity of any assignment.

Beneficiary – The beneficiary is named by you in the application to receive the Death Benefit Proceeds. The beneficiary may be one or more persons. If the beneficiary is more than one person, they will share the Death Benefit Proceeds equally or as you may otherwise specify by Written Request. The interest of any beneficiary will be subject to any assignment. If you have named a contingent beneficiary, that person becomes the beneficiary if the beneficiary dies before the Insured. A beneficiary may not, at or after the Insured’s death, assign, transfer or encumber any benefit payable. To the extent allowed by law, policy benefits will not be subject to the claims of any creditor of any beneficiary.

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You may make a change of beneficiary by Written Request on a form provided by us while the policy is In Force. The change will take place as of the date the request is signed. Any rights created by the change will be subject to any payments made or actions taken by us before the Written Request is received. You may designate a permanent beneficiary whose rights under the policy cannot be changed without his or her written consent.

The interest of a beneficiary who does not survive the Insured will pass to the surviving beneficiaries in proportion to their share in the portion of proceeds that pass to the surviving beneficiaries, unless otherwise provided. If no beneficiaries survive to receive payment, the death proceeds will pass to the Owner, or the Owner’s estate if the Owner does not survive to receive payment.

GENERAL PROVISIONS

Entire Contract – This policy is a contract between you and us. This policy, the attached copy of the initial application, any applications for reinstatement, all subsequent applications to change the policy, any endorsements, benefits, or riders, and all additional policy information sections added to this policy are the entire contract. Only our president, chief executive officer or secretary is authorized to change this contract or extend the time for paying premiums. Any such change must be in writing.

All statements in the application shall, in the absence of fraud, be deemed representations and not warranties. We will not use any statement to contest this policy or defend a claim on grounds of misrepresentation unless the statement is in an application.

Incontestability – We will not contest this policy unless there was a material misrepresentation in an application, including any reinstatement application. The policy will terminate upon successful contest and we will return to you the premiums paid less any policy loans and Withdrawals. Except for failure to pay premiums, this policy cannot be contested after the expiration of the following time periods:

•	If this policy has not been reinstated, we cannot contest the death benefit due to the Face Amount of any Coverage Segment after it has been In Force during the Insured’s lifetime for two years from its effective date; and

•	Following reinstatement, we cannot contest this policy after it has been In Force during the Insured’s lifetime for two years from the reinstatement date.

Non-Participating – This policy will not share in any of our surplus earnings.

Juvenile Insured – If an Insured’s Age on the Policy Date is less than 20, you may apply for nonsmoker risk status when the Insured attains Age 20. This option must be requested in writing and accompanied by satisfactory evidence of nonsmoking.

Suicide Exclusion – If the Insured dies by suicide, while sane or insane, within two years after the Policy Date, no Death Benefit Proceeds will be paid. Instead, we will return the sum of the premiums paid, less the sum of any Policy Debt and withdrawals.

If the Insured dies by suicide, while sane or insane, within two years of the effective date of any increase in the Face Amount, no benefit will be paid with respect to such increase. Instead, we will refund the Cost of Insurance Charges made with respect to that increase.

Misstatement – If the Insured’s age is misstated in the application, the amount of the Death Benefit shall be the Minimum Death Benefit for the correct age, or if greater, the Death Benefit Proceeds otherwise payable multiplied by a) divided by b), where a) = the Cost of Insurance rate for the misstated age used in the most recent Monthly Deduction and b) = the Cost of Insurance rate for the correct age for such Monthly Deduction, unless such rate is zero, in which case b) = the last non-zero Cost of Insurance rate used in calculating a Monthly Deduction. If a) is also zero, then no adjustment will be made.

Evidence of Insurability – We reserve the right to require Evidence of Insurability for any policy change or any premium payment, which would result in an increase in Net Amount at Risk.

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Maturity – This policy does not mature, but will continue In Force so long as the Insured is alive and the policy has not been surrender and lapse has not occurred. Starting at Age 100 of the Insured there is no Monthly Deduction.

Reports – A report will be mailed to you to your last known address at the end of each policy year. This report will include the following information for the reporting period:

•	the Accumulated Value;

•	any Surrender Charges;

•	the Cash Surrender Value;

•	the current Death Benefit;

•	transactions that occurred during the reporting period;

•	any existing Policy Debt;

•	any changes in the Guideline Premiums, if applicable; and

•	any other information required by law.

In addition to the above report, we will mail you annually a report containing financial statements for the Separate Account and the designated investment company or companies in which the Separate Account invests, the latter of which will include a list of the portfolio securities of the investment company, as required by the Investment Company Act of 1940. We will also send any other reports as required by federal securities law.

Policy Illustrations – Upon request we will give you an illustration of the future benefits under this policy based upon both guaranteed and current cost factor assumptions. However, if you ask us to do this more than once in any policy year, we reserve the right to charge you a fee not to exceed $25 per request for this service. Illustrated benefits that are not guaranteed, such as benefits based on the current cost factor assumptions, will vary depending upon a number of factors, including but not limited to, changes in future investment performance.

Basis of Values – All values provided by this policy will be at least equal to the nonforfeiture minimums required by the state in which this policy was delivered. A detailed statement showing how values are determined has been filed with the insurance department in states that require such filing.

To calculate the required minimum values, we use the Minimum Guaranteed Interest Rate For Fixed Options shown in the Policy Specifications, and the 1980 Commissioners Standard Ordinary Unismoke Ultimate Age nearest birthday, Sex-distinct Mortality Table. However, if the policy is issued as unisex (gender-neutral), we use a corresponding unisex mortality table, the 1980 Commissioners Standard Ordinary Table B (80% male, 20% female). The Risk Class in the Policy Specifications shows whether this policy was issued as sex-distinct or unisex.

Ownership of Assets – We have the exclusive and absolute control of our assets, including all assets in the Separate Account.

Tax Qualification as Life Insurance - This policy is intended to qualify as a life insurance contract for federal tax purposes, and the death benefit under this policy is intended to qualify for federal income tax exclusion. The policy, including any rider, benefit or endorsement, shall be interpreted to ensure and maintain such tax qualification, despite any other provision to the contrary.

If at any time the premiums paid under the policy exceed the amount allowable for such tax qualification, the excess amount shall be removed from the policy as of the date of its payment in accordance with federal tax law. Any appropriate adjustments will be made to the death benefit and/or Accumulated Value of the policy. We will refund to you this excess amount, including interest, no later than 60 days after the end of the contract year in which this excess amount occurs, as determined under federal tax law.

If this excess amount is not refunded by the end of such 60-day period, the death benefit shall be increased retroactively to the minimum extent necessary so that at no time is the death benefit ever less than the amount necessary to ensure or maintain such tax qualification. In addition, the Accumulated

P04SA	Page 19	P

Value will be reduced to reflect the increased Monthly Deductions that result from such death benefit increase, starting on the date that the increase is effective.

If you request a decrease in policy or rider benefits, it may cause a reduction in any applicable limits on premiums or cash values for the policy to qualify as life insurance under federal tax law. Such a reduction in these limits may require us to make a distribution from the policy equal to the greatest amount by which the premiums paid or cash values for the policy, as determined under federal tax law, exceed any such reduced limits, in order to maintain the policy’s tax qualification. If such a distribution is made, the distribution will be paid to you and the Accumulated Value will be reduced by the amount of the distribution. However, no request for a decrease in policy or rider benefits will be allowed to the extent that the resulting reduction in such tax limits would require us to distribute more than the Net Cash Surrender Value for the policy.

Modified Endowment Contract Classification –This policy is intended not to be classified as a Modified Endowment Contract for federal tax purposes, unless you have provided a Written Request to accept a Modified Endowment Contract classification for this policy. Prior to such a Written Request, the provisions of this policy, including any rider, benefit or endorsement, shall be interpreted to prevent the policy from being classified as a Modified Endowment Contract, despite any other provision to the contrary.

In that case, if at any time the premium or other amounts paid under the policy exceed the limit for avoiding Modified Endowment Contract classification, the excess amount shall be removed from the policy as of the date of its payment in accordance with federal tax law. Any appropriate adjustments will be made to the death benefit and/or Accumulated Value of the policy. We will refund to you this excess amount, including interest, no later than 60 days after the end of the contract year in which this excess amount occurs, as determined under federal tax law.

If this excess amount is not refunded by the end of such 60-day period, the death benefit shall be increased retroactively to the minimum extent necessary so that at no time is the death benefit ever less than the amount required to avoid Modified Endowment Contract classification. In addition, the Accumulated Value will be reduced to reflect the increased Monthly Deductions resulting from such death benefit increase, starting on the date that the increase is effective.

Any request that would change the death benefit or any other benefit under the policy or any rider will not be processed if the change would cause the policy to be classified as a Modified Endowment Contract, unless you have provided us with a Written Request to accept Modified Endowment Contract classification.

Other Distributions of Accumulated Value – If the Net Amount at Risk ever exceeds three times the original Face Amount, we reserve the right to make a distribution of Accumulated Value to make the Net Amount at Risk equal three times the original Face Amount. In such case, the distribution will be treated as a premium refund and no surrender charge will be imposed. By treating the distribution as a premium refund, we mean that, in addition to the distribution of Accumulated Value, which you will receive, we will also pay you an amount representing a return of premium load associated with the distribution. The amount representing the return of premium load will be equal to the reduction in Accumulated Value multiplied by (1/(1-premium load rate))-1, provided that such amount can never exceed the total premium load paid under the policy.

Compliance – We reserve the right to make any change to the provisions of this policy to comply with, or give you the benefit of, any federal or state statute, rule, or regulation, including but not limited to requirements for life insurance contracts under the Code or any state. We will provide you with a copy of any such change, and file such a change with the insurance supervisory official of the state in which this policy is delivered. You have the right to refuse any such change.

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INDEX

Accumulated Value
Administrative Charge
Administrative Office
Age
Assignment
Basis of Values
Beneficiary
Cash Surrender Value
Cash Value Accumulation Test
Change of Death Benefit Option
Class
Code
Compliance
Cost of Insurance Charge
Coverage Segments
Death Benefit
Death Benefit Options
Death Benefit Proceeds
Death Benefit Qualification Test
Definitions
Entire Contract
Evidence of Insurability
Face Amount
Face Amount Change
Face Amount Charge
Face Amount Decrease
Face Amount Increase
Fixed Accumulated Value
Fixed Options
Free Look Transfer Date
Grace Period
Guideline Premium Limit
Guideline Premium Test
In Force
Income Benefits
Incontestability
Insured
Interest Settlement Option
Investment Options
Juvenile Insured
Lapse
Loan Account
Loan Amount Available

10
12
5
5
17
19
5, 17
13
7
7
5
5
20
11
5
6
6
7
7
5
18
5, 19
5
8
12
8
8
10
5, 15
5
6, 12
9
7
6
15
18
5
15
5
18
12
11, 16
15

Loan Interest
Loan Repayment
Maturity
Misstatement
Modified Endowment Contract
Monthly Deduction
Monthly Payment Date
Mortality and Expense Risk Charge
Net Amount at Risk
Net Cash Surrender Value
Net Premium
Non-Participating
Owner
Period of Coverage
Planned Premium
Policy Charges
Policy Date
Policy Debt
Policy Illustrations
Policy Loans
Policy Specifications
Premium Allocation
Premium Limitation
Premium Load
Premiums
Reinstatement
Reports
Risk Class
Separate Account
Substitution of Insured
Suicide Exclusion
Surrender
Surrender Charge
Tax Qualification as Life Insurance
Timing of Payments and Transfers
Transfers
Valuation Date
Valuation Period
Variable Account
Variable Accumulated Value
Withdrawals
Written Request

15
16
19
18
9
11
5
11, 12
5, 12
13
5
18
5, 17
6
9
11
6
6
19
15
6
9
9
12
8
12
19
6
6, 16
17
18
13
13
19
14
13
6
6
6, 16
10
14
6

Pacific Life Insurance Company • 700 Newport Center Drive • Newport Beach, CA 92660

FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE

•	Death Benefit Payable On The Death Of The Insured While The Policy Is In Force

•	Net Cash Surrender Value Payable Upon Surrender While The Policy Is In Force

•	Adjustable Face Amount

•	Benefits May Vary Based On Investment Experience

•	Non-Participating

P04SA